December 6, 2001

Lions Gate Investment Limited

c/o 1000 - 409 Granville Street

Vancouver, BC

V6C 1T2

Re: Form SB-2

We refer to the Form SB-2 Registration Statement of Lions Gate Investment Limited (the "Company") filed pursuant to the Securities Exchange Act of 1933, as amended.

We conducted an audit of the Company's financial statements for the year ended July 31, 2001 and have provided an audit report dated September 13, 2001 in connection with the preparation of the Form SB-2 Registration Statement. We hereby consent to the filing of our audit report as part of the aforementioned Form SB-2 Registration Statement.

Davidson & Company consents to the filing of this consent letter as an exhibit to the Form SB-2 Registration Statement and consents to the reference to our firm in the Form SB2 Registration Statement.

DAVIDSON & COMPANY
Vancouver, Canada	Chartered Accountants